1-877-FACTSET www.callstreet.com Copyright © 2001-2014 FactSet CallStreet, LLC Corrected Transcript CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS Among the factors that may cause actual results and experiences to differ from anticipated results and expectations in forward-looking statements are the following: the risk that the recently announced binding offer to acquire The Hillshire Brands Company (“Hillshire”) and any related tender offer and merger may not be consummated, or may not be consummated in a timely manner; the risk that a regulatory approval that may be required for the transaction is not obtained, or could only be obtained subject to conditions that are not anticipated; the risk that Hillshire will not be integrated successfully into Tyson following the consummation of any transaction; and the risk that revenue opportunities, cost savings, synergies and other anticipated benefits from the transaction may not be fully realized or may take longer to realize than expected. ADDITIONAL INFORMATION AND WHERE TO FIND IT The tender offer (the “Offer”) has not yet commenced. Accordingly, this communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any shares of the common stock of The Hillshire Brands Company (“Hillshire”) or any other securities. On the commencement date of any Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Tyson Foods, Inc. (“Tyson”) and HMB Holdings, Inc., a wholly owned subsidiary of Tyson, and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Hillshire. The offer to purchase shares of Hillshire common stock will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed with the SEC by Tyson as part of its Schedule TO. Investors and security holders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the Offer, as they may be amended from time to time, when they become available, because they will contain important information about the Offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the Offer. Investors and security holders may obtain free copies of these statements (when available) and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer statement. Total Pages: 19 09-Jun-2014 Tyson Foods, Inc. (TSN) Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call

Tyson Foods, Inc. (TSN) Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call Corrected Transcript 09-Jun-2014 2 Copyright © 2001-2014 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com CORPORATE PARTICIPANTS Jon Kathol VP-Investor Relations & Assistant Secretary, Tyson Foods, Inc. Donald J. Smith President & Chief Executive Officer, Tyson Foods, Inc. ............................................................................................................................. ................................................................................................... OTHER PARTICIPANTS Brett M. Hundley Analyst, BB&T Capital Markets Diane R. Geissler Analyst, CLSA Americas LLC Robert B. Moskow Analyst, Credit Suisse Securities (USA) LLC (Broker) Kenneth B. Zaslow Analyst, BMO Capital Markets (United States) Adam Samuelson Analyst, Goldman Sachs & Co. Akshay S. Jagdale Analyst, KeyBanc Capital Markets, Inc. Michael L. Piken Analyst, Cleveland Research Co. LLC Farha Aslam Analyst, Stephens, Inc. Tim J. Tiberio Analyst, Miller Tabak + Co. LLC ............................................................................................................................. ................................................................................................... MANAGEMENT DISCUSSION SECTION Operator: Welcome to the Ty son Foods' Conference Call. All participants are in a listen -only mode until the question-and-answer session. [Operator Instructions] Today's call is being recorded. If you have any objections, please disconnect at this time. I will now turn the call over to Mr. Jon Kathol, Vice President of Investor Relations. You may begin. ............................................................................................................................. ................................................................................................... Jon Kathol VP-Investor Relations & Assistant Secretary, Tyson Foods, Inc. Good morning and welcome to the Ty son Foods' conference call to discuss our offer to acquire The Hillshire Brands Company . The slides we'll reference during this call are available in the Investor Relations section of our website at ir.tyson.com. Speaking this morning is Donnie Smith, President and Chief Executive Officer. Following Donnie's prepared remarks, we will have a Q&A session. To be fair to others on the call, please limit yourself to two questions, and then get back in the queue for any additional questions. Our remarks today include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 . These statements are subject to risks and uncertainties that could cause actual results to differ materially

Tyson Foods, Inc. (TSN) Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call Corrected Transcript 09-Jun-2014 3 Copyright © 2001-2014 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com from our expectations and projections. I encourage you to read our forward-looking statements language on slide 3 for a discussion of the risks associated with the offer. I'll now turn the call over to Donnie Smith. ............................................................................................................................. ................................................................................................... Donald J. Smith President & Chief Executive Officer, Tyson Foods, Inc. Hey . Good morning, every one. Before I get started, I wanted to let you know that I talked to Dennis' wife this morning, and he has stomach bug or something, and is a bit under the weather, so he's not going to be able to join us on the call today. Hopefully, he'll make it down a little bit later in the morning. But this is a great day for our company. It's an exciting day for Ty son Foods as we announce an important strategic opportunity for our company to make a huge leap forward in the growth of our Prepared Foods business. With the acquisition of Hillshire Brands, not only would Tyson Foods have the number one brands of chicken and stack-pack bacon, we'd also have the number one brands of sausage, breakfast sandwiches, hotdogs, corn dogs, and super premium sausage. Sean Connolly is an impressive leader who has assembled an impressive team that is getting impressive results. And we're looking forward to combining Tyson and Hillshire to create a $40 billion consumer -centric, insights- driven marketing organization that would position us as a clear leader in prepared – retail prepared foods with iconic brands. And as you can see on slide 11, these two companies together also become the number two player in frozen food. If you'll refer to slide 12, you'll see that based on pro-forma data for the 12 months ended in March, this deal would double our Prepared Foods sales from 18% of revenue and quadruple operating income from Prepared Foods from 5 % to 20% of the total. And if you flip over to slide 13, you can see that our margin grows from 2.2% to 5 .3%. Hillshire would aid our ability to stabilize earnings by increasing return on sales and de -commoditizing our business. So, again, this would be a hugely forward in growing our Prepared Foods segment, not to mention the gains to be made in combining our two companies' considerable talents and resources in R&D and innovation, consumer insights and sales and marketing. And we could see this reaching across brands, across categories and across distribution channels. We believe we can realize significant annual synergies in excess of $300 million by year three, driven primarily by operational efficiencies, purchasing, distribution, supply chain efficiencies, raw material utilization, aligning shared services and leveraging the sales and marketing teams' talents that I just referred to. Our team eliminated over $1 billion of cost in our chicken business over the last few years, while at the same time regaining our position as the number one brand of fresh chic ken in the U.S. Our fresh meats team has steadily improved our cost structure as evidenced by our ability to consistently outperform industry indices. We don't think there's a food company today in a better position than Ty son to integrate these businesses and capture the growth potential in these categories. The point is, although there are sizeable synergies, this deal is about taking a great asset and growing it, not simply eliminating costs. We've been looking at our growth options for months. Although to the outside world this might appear to be happening quickly, I want to assure you that we've been thinking a long time about Hillshire and how it can complement Ty son Foods.

Tyson Foods, Inc. (TSN) Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call Corrected Transcript 09-Jun-2014 4 Copyright © 2001-2014 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com A couple of years ago, we began working with our board and advisors to do a complete assessment of ways to grow our company and that assessment involved a deep dive on what we aspire to be in prepared foods. What we wanted was to have the number one or number two brands at retail because that's really key to maximizing the supply chain and creating the kinds of returns we want, so we cast a wide net and we looked at a number of significant opportunities and put them through various filters, and the company that kept coming out on top was Hillshire. But two y ears ago or maybe even a y ear ago, we weren't ready for it. Now, my confidence in our ability to absorb an acquisition of this size is much higher. We've taken steps to get our organization in line to really grow our prepared foods portfolio, and we put Donnie King in charge of that group. And the financial profile of this offer makes sense based on the level of accretion and the returns that we expect to generate. We can de -lever our balance sheet pretty rapidly and fast forward our growth strategy at the same time, so thankfully when external factors put all this in motion, we were in a position that we could seize on the moment and do what's best for Ty son Foods and our shareholders. If you'll turn to slide 15, this is a cash transaction for $63 a share. The aggregate value, including Hillshire's net debt, is approximately $8.5 billion. This represents a multiple of 16.6 times trailing 12 months adjusted EBITDA, or 10.4 times including the $300 million in synergies. Turning to slide 16, we expect that the proposed transaction would be marginally accretive to EPS on a cash basis in the first full year after completion and substantially accretive thereafter. And as a reminder, we believe that we can realize significant annual synergies in excess of $300 million by year three, driven primarily by operational efficiencies and supply chain optimization. We have a fully committed bridge facility of $8.2 billion from Morgan Stanley and JPMorgan. Because maintaining our investment grade credit rating is extremely important to us, we're prepared to issue debt and equity in a combination that will keep us at investment grade. We expect the combined companies to generate considerable cash flow that will allow us to de-lever quickly. And we see attractive, long-term interest rates in the credit markets, and we expect our weighted-average interest cost to be roughly 3.5%. Let's talk about ROIC. As a company, we're disciplined about capital allocation and returns. In the current low - interest-rate environment, we have a cost of capital of around 6.5% on an after-tax basis, which means our pre-tax breakeven is around 10%. Now, although our ROIC will drop below 20% the first year, the combined companies still create shareholder value in excess of breakeven cost of capital. We're committed to an ROIC target of 20% and we'd expect to approximate that level within five years. In addition, as we realize synergies and de-lever, we expect EPS to return to an annual growth rate in excess of 10%. As you can probably tell, we're excited about this opportunity. We believe that this strategic transaction will create significant value for Ty son shareholders over time. We are enthusiastic and energized about the opportunities ahead, and we're looking forward to working with the team in Chicago as we put these two great companies together. So, that concludes our prepared remarks. And now, we're ready for Q&A.

Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call
Corrected Transcript
09-Jun-2014

# QUESTION AND ANSWER SECTION

**Operator**: [Operator Instructions] The first question today is from Brett Hundley with BB&T Capital Markets.

Brett M. Hundley
*Analyst, BB&T Capital Markets*
Q

Donnie, good morning.

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Hi, Brett.

Brett M. Hundley
*Analyst, BB&T Capital Markets*
Q

I just wanted to go to the synergy number that you gave. Can you maybe give us an idea of either dollar percentage amount of what you think you can realize early on? Are the synergies more front -end weighted or will they be more back-end weighted?

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

At this point, we can consider roughly a third, may be a little better, in the first full year and then we would anticipate, and currently we're projecting the other two -thirds to roll in, in the next couple of years. Certainly, Brett, we'll be, as we get deeper into this, we'll be looking at ways to accelerate that. But we feel pretty comfortable on the front-end of that rate.

Brett M. Hundley
*Analyst, BB&T Capital Markets*
Q

Okay. Thank you. And then my second question, does this deal alter the normalized margin ranges for pork, beef and chicken or does it at least give you confidence that you can operate within the historical ranges that you've given more consistently?

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Yes to the latter part of the question. On the first part, well, it certainly changes our perspective around our Prepared Foods segment. Our chicken business, because we've carved out now the international segment, there should be a change there, and we'll be talking about that, we think, in the future. But as far as that, when we transfer meat internally, we always do that at the market. And so, we don't anticipate a huge change in the fresh meats margin portfolio, if you would.

Brett M. Hundley
*Analyst, BB&T Capital Markets*
Q

Thank you.

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Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call

Corrected Transcript
09-Jun-2014

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

Sure.

**Operator**: Thank you. The next question is from Diane Geissler with CLSA.

Diane R. Geissler
*Analyst, CLSA Americas LLC*

Q

Good morning.

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

Hi, Diane.

Diane R. Geissler
*Analyst, CLSA Americas LLC*

Q

I wanted to talk to you about the timing. So, this is contingent on Hillshire backing out of the Pinnacle Foods deal, I guess. So, what is the status of – I'm assuming they've accepted your offer, or could you talk a little bit about what would be involved in that and would those penalties accrue to you?

And then my second – I was just asking my follow up. My second questions on – just as a follow-up to the synergy question, can you give us a little bit better idea about how you are allocating the synergies? Are these 50% comes from head count reduction, 30% from margin improvement, 20% from others? Can you just kind of give us an idea about the buckets on the synergies so we can get an idea of how realistic that target is?

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

Sure. Let me tell you what I can tell you about your first question first, okay?

Diane R. Geissler
*Analyst, CLSA Americas LLC*

Q

Sure.

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

I'll try to explain what's happened at this stage. So, there was a process that concluded last night involving ourselves and another bidder that was obviously interested in Hillshire Brands. As a result of that process, Tyson submitted a binding offer to acquire Hillshire that we're discussing today. Now, Hillshire is under contract with Pinnacle and is not permitted to accept our offer, unless and until that agreement with Pinnacle is terminated. And that's really all I can say about the process.

So, on the synergy side, as we look at creating – continue to create, by the way, I mean, we still have, in our business, a very, very large temperature-controlled distribution network. And so, as we fold in this very large – both frozen and refrigerated distribution network, we think there's significant opportunities there to be gained from synergies. Also, when you combine these two great companies, we think there's opportunities in the spend

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Tyson Foods, Inc. (TSN) Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call Corrected Transcript 09-Jun-2014 7 Copyright © 2001-2014 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com whether it's for the raw materials that we might use in the manufacturing process or if it's in – other spend there is that that revolve around marketing efforts and that type of thing. So, as we look forward, we really think that in terms of the operational efficiencies, I think we've proven over the last few years that we're pretty good operators and we understand what a good cost structure looks like. And we also understand, in our brief conversations, that the Hillshire Brands' team is very committed to having a lean operation. And we think that we can learn from each other. Then if you look at different side, we also see that this great marketing and innovation and insights team can bring a lot to the table on the Tyson side around discovering – may be deeper discovering where opportunities are in categories that when we put these two companies together, we can explore. If you look at a lot of their portfolio, there's not a lot of raw offerings in that portfolio. So, we think there's an opportunity there. In channels, we think there's great opportunity to combine these two in convenience stores and even perhaps in schools. So, there's just a lot of opportunity going forward. We think in the synergy capture and we'll be putting together an integration team. By the way , I think it's really important to note here too, and then I'll take a breath, that we think the cultures are very complementary, and we think that will go a long way into making for a really smooth integration, and that will be important to capturing the synergies. Hope that helps. ............................................................................................................................. ................................................................................................... Diane R. Geissler Analyst, CLSA Americas LLC Well, I guess, not to take another follow up, but I will any way , how much detail were they able to provide you if they were contractually obligated to Pinnacle? In other words, were they able to – were you able to look through the books in some details in order to determine the $300 million synergy target? ............................................................................................................................. ................................................................................................... Donald J. Smith President & Chief Executive Officer, Tyson Foods, Inc. No. But we've extensively studied kind of the history since the spin out and a lot of their documentation and a lot of the type of things that they 'v e been talking about in terms of their synergy capture, an d with what we know about our business and what we know about our Prepared Foods business and the raw material synergies between the pork segment, for example, and their business, you can put together a pretty decent story with the public information that makes us feel real comfortable about our ability. And then as we get further into the process, of course, we'll learn more and that will probably impact the timing and hopefully allow us to accelerate synergy capture. ............................................................................................................................. ................................................................................................... Diane R. Geissler Analyst, CLSA Americas LLC Okay . Thank you. ............................................................................................................................. ................................................................................................... Operator: Thank you. The next question is from Robert Moskow with Credit Suisse. ............................................................................................................................. ................................................................................................... Robert B. Moskow Analyst, Credit Suisse Securities (USA) LLC (Broker) Hi. Thank you. Hey , Donnie, I think that the price of the transaction is a lot higher than what any of us could have imagined it going to. And I was wondering if you could kind of – when this became a strategic priority for you, did Q A Q Q

Tyson Foods, Inc. (TSN) Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call Corrected Transcript 09-Jun-2014 8 Copyright © 2001-2014 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com you have a number in mind as to what price you were willing to pay? And to what extent does this go beyond what your original expectations were? It may not be a fair question, but I think it must be something that the shareholders are wondering. ............................................................................................................................. ................................................................................................... Donald J. Smith President & Chief Executive Officer, Tyson Foods, Inc. Sure. So, let me give you some insight into what our thoughts have been throughout this process. So, you can probably imagine that the time commitment, as we completed a very , very thorough review of Hillshire Brands, and came to consensus on both what the strategic and the financial logic of this transaction would hold. So, I think the strategic fit, that should be very easy for any investor to understand. So, let's just go to the financial logic. So, when we looked both at the synergies but also the growth potential, when you combined those two and looked out in a forward view, that's where we put forth an acquisition at a value that creates shareholder value and significant shareholder value over time. As you know, brands like Hillshire and Jimmy Dean and Ball Park, they don't come available very often. This acquisition accelerates our growth into Prepared Foods, and we've been very focused on both Prepared Foods and value-added chicken, as the accelerators in our growth strategy . And it really puts us in an opportunity to create significant shareholder return. So, we're purchasing these assets, not only for what they are today , but for their potential to create additional value over time in our portfolio, they 'v e got a great collection of brands, products, can't brag on their people enough, great assets, and their business is very complementary to ours. And as I mentioned in Diane's question, their culture is very complementary of ours which should make for a really smooth integration. And a lot of times in transactions like this that we read about, it's in the integration that things get gummed up a bit. So, we're really optimistic about how the complementary cultures will aid in the synergy capture. So, that's what we were thinking about. That's what drove us to the – to our price target. And we believe that this will create shareholder value and a significant shareholder value over time. ............................................................................................................................. ................................................................................................... Robert B. Moskow Analyst, Credit Suisse Securities (USA) LLC (Broker) Okay . Can I ask a quick follow-up? ............................................................................................................................. ................................................................................................... Donald J. Smith President & Chief Executive Officer, Tyson Foods, Inc. Sure. ............................................................................................................................. ................................................................................................... Robert B. Moskow Analyst, Credit Suisse Securities (USA) LLC (Broker) When you and Dennis were thinking through sensitivity analysis, say , for next year and you looked at different scenarios, I was thinking of a scenario where grain prices rise a lot, chicken prices fall because of more supplies. And, let's say , the synergies are not there in the first year, they get pushed out for whatever reason, what would that do to your ability to pay down debt, your cash flow and your earnings? How – did you think through like what that might look like and what would... ............................................................................................................................. ................................................................................................. .. A Q A Q

Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call
Corrected Transcript
09-Jun-2014

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Yeah, sure. So, here's how we conducted the sensitivity analysis on that. So, we went back and we took 2010 through 2013 and created an average because that really took us through a complete cycle, right?

Robert B. Moskow
*Analyst, Credit Suisse Securities (USA) LLC (Broker)*
Q

Yeah.

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

And so, based on that, call it three- to four-year average, what did that do to the – what does that do to the ratios, the EPS, the cash ratios and all of those things over time. And obviously, it dipped a little bit, but it was never in a position to where we could not de-lever the deal, like we planned to, especially since you've got to consider that we'll issue enough equity in this deal to maintain our investment grade rating. So, our interest costs never got to a overburdening position.

So then what we did is we went back and we included 2009 in that average and did that sensitivity analysis, which you can go back and look at our 2009 year and that certainly wasn't a year to brag about. And so, when we did that, then, yeah, it pushed the de-lever a little bit out in front, but still we were able to maintain – it's important for us, in our culture, to do what we say we're going to do, and we were still able to do that.

And we have some strategic options within the portfolio that we could make, too, about how fast we do CapEx and other things. So, there are still plenty of options inside this big business to make sure that we can follow through on our commitment to quickly de-lever, capture these synergies, and maintain our investment grade credit rating with the agencies, which you know is very, very important to us.

Robert B. Moskow
*Analyst, Credit Suisse Securities (USA) LLC (Broker)*
Q

Great. I'll get back in the queue. Thanks.

**Operator**: Thank you. The next question is from Ken Zaslow with Bank of Montreal.

Kenneth B. Zaslow
*Analyst, BMO Capital Markets (United States)*
Q

Hey. Good morning, Donnie.

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Good morning.

Kenneth B. Zaslow
*Analyst, BMO Capital Markets (United States)*
Q

Just some basic questions. How much equity do you plan on raising?

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Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call
Corrected Transcript
09-Jun-2014

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

We don't have the specific number today. A lot of things will go into play over the next month or two or whatever as we work through that, but enough to keep our investment grade rating.

**Kenneth B. Zaslow**
*Analyst, BMO Capital Markets (United States)*
Q

I guess, just – I'm not, hopefully, using up my follow-up here, but why is there any – like, why weren't those numbers figured out? It seems like it's a reasonably relatively basic calculation of how much leverage you want, how much cash you actually have, how much cash you expect to have and low and behold, you're going to raise equity, no?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Yeah. But again, there's potentially other options in our portfolio that we could consider, too. So, we're thinking through this very carefully to make sure that we create the best long-term ability to deliver shareholder value.

**Kenneth B. Zaslow**
*Analyst, BMO Capital Markets (United States)*
Q

Can you give us some guidelines to it or anything that helps us out because it looks like it can be around $1 billion to $1.5 billion? I don't know if that's entirely low to you.

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

It's too early to say, Ken. That will become more and more evident over the next few weeks or so. The main thing is that equity is an option, and we intend on keeping our investment-grade rating.

**Kenneth B. Zaslow**
*Analyst, BMO Capital Markets (United States)*
Q

Okay. My second question, I guess, is what are your basic assumptions in the Hillshire business model? Right? So, we're all talking about synergies, but the real question is, what do you actually see in terms of the Hillshire business model in terms of the margins? Are you looking for growth of a certain percentage there, are you looking for margin expansion? I mean, they obviously have had a grave impact on the PED virus. So, how do you think about the sales growth and the margin assumptions for that business?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Sure. As we look forward and obviously, we think there's a great value to be in, for example, number one in the fastest-growing category at retail and then ability to do a little bit in foodservice but not a whole lot. Both our businesses are pretty underpenetrated in the convenience store with a lot of opportunity there. We think there's a lot of runway for us in schools. We think there's potential for a lot of runway with Hillshire Foods in school.

So, as we look, we still think there's – we do think there's good growth potential in these businesses. As we look forward, we still think the – our business, in total, will grow at 3% to 4% or so like we've been talking about. And we intend to continue to grow the prepared foods and the value-added chicken categories at a faster growth rate than the total. And we think, by combining these two companies, we enhance our ability to do that.

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Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call
Corrected Transcript
09-Jun-2014

**Kenneth B. Zaslow**
*Analyst, BMO Capital Markets (United States)*

Q

Okay, but you don't have margin assumptions for the Hillshire business?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

Sure. You know, we think – with what we know so far, we think that there's still potential to expand the margins in that business. Hey, being the category leader in great categories like this combined with really, really deep market insights, a really, really strong marketing team, a lot of ability in innovation. We have tremendous resources here and the physical resources in the discovery center, and you combine our great scientific ability in food and their great ability to innovate in food, we think there's a lot of runway to expand and perhaps even create new categories that'll be very, very meaningful to consumers. And that'll help us expand the margins.

**Kenneth B. Zaslow**
*Analyst, BMO Capital Markets (United States)*

Q

Just a cleanup – just one question just to make sure. I think the multiple that you said versus what was in the press release might have been – there was a small discrepancy. Am I missing something? Did I mis-hear?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

All right. Hang on. Jon Kathol is giving me the evil eye. He's just told me that what I should have said was 16.7 trailing 12 months and 10.5 on the $300 million in synergies. Sorry.

**Kenneth B. Zaslow**
*Analyst, BMO Capital Markets (United States)*

Q

Great. I appreciate it. Thank you.

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

Thanks, Ken.

**Operator**: The next question is from Adam Samuelson with Goldman Sachs. Mr. Samuelson, please check your mute button.

**Adam Samuelson**
*Analyst, Goldman Sachs & Co.*

Q

I'm sorry. Can you hear me now?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

Yup.

**Adam Samuelson**
*Analyst, Goldman Sachs & Co.*

Q

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Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call
Corrected Transcript
09-Jun-2014

I wanted to go back to this question on the return hurdles and understand, Donnie, I think you said the company has a 6.5% after-tax cost of capital, so it's a 10% pre-tax ROIC kind of metric, and at what point do you envision this deal exceeding that 10% cost to – effective pre-tax cost of capital?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Immediately. And what we know – what I was referring to is our total business, right? And so, as we look out into the future, getting back to a 20% ROIC for Tyson Foods is an important metric for us. And so, we think, obviously, that we'll take a little dip, but as we march through these synergies and then create this growth potential which, by the way, will be very complementary to our current prepared foods business, then we think we'll be able to see steady growth in our ROIC, and we believe we'll be able to approximate that 20% level for the company within the next five years.

**Adam Samuelson**
*Analyst, Goldman Sachs & Co.*
Q

Okay. I mean, maybe I'm missing something there because I look at the Hillshire kind of operating income numbers and even including the $300 million of synergies, a 10% pre-tax ROIC is over $800 million of pre-tax income there.

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Okay. I get the question a little better now. So, really what we're looking at is the Prepared Foods segment within the portfolio of Tyson Foods. Because we think combining Hillshire Brands with our current Prepared Foods segment creates a significantly different view of that segment than what we have today. And so, our view forward is the Prepared Foods segment combining our current business and their business as a business, and then the total company which we expect to march back to the 20% target.

**Adam Samuelson**
*Analyst, Goldman Sachs & Co.*
Q

Okay. That's helpful. And then just a clean-up question from me, first, I – it hasn't been explicitly stated, but I assume you're stopping all share repurchases, and second, what's the expected cost both capital and OpEx to achieve the synergies you're targeting?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

So, on the share buyback question, we intend to continue to buy back the shares that would be involved in our compensation programs, the options dilution and that type of thing, but certainly de-levering this transaction is very important to us. And so, we'll use our cash accordingly. And so, ask your second question again.

**Adam Samuelson**
*Analyst, Goldman Sachs & Co.*
Q

What's the expected cost, both operating cost and capital expenditures, to achieve the $300 plus million synergies?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

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Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call
Corrected Transcript
09-Jun-2014

Well, okay, we don't – I guess, the right way to say that is we see that coming from a combination of activities involving the operational efficiency, the purchasing, the distribution network and all of that. Now, we do believe that we can get probably a better than a third of that in the first full year and then the rest of the synergies will come on in the next two. It may be helpful to say that we expect the interest cost to be at around 3.5% on this deal. So, hopefully, that helps.

---

**Adam Samuelson** Q
*Analyst, Goldman Sachs & Co.*

All right. Thanks. I'll leave it there.

---

**Operator**: Thank you. The next question is from Akshay Jagdale with KeyBanc Capital Markets.

---

**Akshay S. Jagdale** Q
*Analyst, KeyBanc Capital Markets, Inc.*

Good morning.

---

**Donald J. Smith** A
*President & Chief Executive Officer, Tyson Foods, Inc.*

Hey, Akshay.

---

**Akshay S. Jagdale** Q
*Analyst, KeyBanc Capital Markets, Inc.*

Hey. Just want to follow up one on the ROIC question, return on invested capital. So, just so I understand that clearly, what do you expect from this transaction itself? I mean you're saying – just to make sure I'm clear, you're saying you'll get to 20% ROIC for the combined company. I think that's what you're saying. You're not saying you're going to get a 20% ROIC on the $8.5 billion you're spending. Are you saying both of those or as a combined company?

---

**Donald J. Smith** A
*President & Chief Executive Officer, Tyson Foods, Inc.*

As a combined company, Tyson Foods, Inc.

---

**Akshay S. Jagdale** Q
*Analyst, KeyBanc Capital Markets, Inc.*

Okay. And so, that would imply significant positive impact from owning these assets on your current businesses. Is that correct? I mean your Prepared Foods business should benefit from this acquisition and so should your Pork business if I'm understanding it correctly. So, one, is that correct?

And, two, how are they going to benefit, and give us some sense of the magnitude here because clearly, the price you're paying to get the returns back to 20% for the entire company, you're going to have to see a significant benefit to your pork operations and to your prepared foods operations, right? You're showing a chart which is sort of combines the two EBITs. That's a simple math, but what should the return profile look like for your prepared food business and why shouldn't this transaction increase the normalized profitability of your pork business? Because I think that would have to happen in order to get the 20% ROIC back to what you're saying in five years.

---

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Tyson Foods, Inc. (TSN) Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call Corrected Transcript 09-Jun-2014 14 Copyright © 2001-2014 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com Donald J. Smith President & Chief Executive Officer, Tyson Foods, Inc. Okay . So, that's a great five questions, let me try to give you a – so, in our pork deal, we do think that putting these together, obviously , the raw material utilization and being able to have access to those raw materials and then drive value up the value chain into both retail and foodservice, is a significant stabilization to the return profile of our pork business. That's in pork. Now, then if you look at the complementary nature of having a largely foodservice, largely private label prepared foods business, our current business, combined with a largely branded and largely retail prepared foods business, which is what Hillshire brings, this would create a very complementary business that would create, not only good synergies as we go forward inside the combination of the business, but also provide a growth vehicle to be able to explore new categories, new platforms, and take advantage of channels that still provide a lot of value for both of us. So, we think, as we look forward over the next three to five years, the stabilization in our pork earnings will be important to us. And also, the growth potential in prepared foods, which is an increasingly important category, and these brands are very extendable into other categories. We think that's an important growth vehicle for us. So, that will provide a lot of opportunity . ............................................................................................................................. ................................................................................................... Akshay S. Jagdale Analyst, KeyBanc Capital Markets, Inc. Okay . And then just on short term, again, if I'm understanding this incorrectly, please let me know. But by saying it's marginally accretive, the cash EPS, you're implying it's dilutive to EPS. So, can you talk about – just the short term, you're talking about this transaction being dilutive to EPS and obviously, your growth algorithm short term, you're not going to reach at least 10% growth that you've mentioned. In light of that and also the fact that you're going to issue equity, how should we think of judging the company in the short term, right? I mean you've given, I guess, all the good news. But it seems like there's a lot could go wrong in a transaction like this. Your EPS trajectory has changed, and it seems like right now, you're paying a pretty hefty price for this asset. So, can you help me understand shorter term where is the upside here? What could you do better on in terms of the variables that are out there? ............................................................................................................................. ................................................................................................... Donald J. Smith President & Chief Executive Officer, Tyson Foods, Inc. Okay . So, if you look at page 15 in our deck, you get a pretty clear view of what the short-term look. Factor in a third-ish or so of the synergies in the first full year, you're really good at math, so you can do what the near -term effect is going to be. We still feel great about the current business' potential as has been previously defined in this y ear. And then you put these two great companies together, and then I think we can estimate the grain cost and that type of thing in multiple different scenarios, but we see that we've done a pretty good job of making sure that we've got a good handle on what our grain cost will be for the rest of the y ear going into next year. So, when you put all that together and you look for – the 2015 year and beyond, you'll get back up on top of the 10% EPS growth story beyond that that we're looking for, and that's really the story here is that combining these two companies creates a great long-term view, that's going to create a lot more value than what we would be able to do without it. ............................................................................................................................. ................................................................................................... Operator: Thank you. The next question is from Michael Piken with Cleveland Research. A Q A

Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call
Corrected Transcript
09-Jun-2014

Michael L. Piken
*Analyst, Cleveland Research Co. LLC*

Q

Good morning. I just want to get a feel for where you guys are going to be in terms of your pork business, like with acquiring Hillshire, you guys could end up becoming a net buyer of pork or do you have enough that you produce internally that that will not be the case?

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

I don't see that being the case. I think we've produced enough internally today. Yeah.

Michael L. Piken
*Analyst, Cleveland Research Co. LLC*

Q

Okay. Great. And then what does this mean for like your export businesses kind of going forward, particularly on the pork side of the business?

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

Really, we don't see this impacting. Yeah, really don't see this impacting at all.

Michael L. Piken
*Analyst, Cleveland Research Co. LLC*

Q

Okay. So, you would still be – I mean, you would still plan on being a major exporter of red meat as well, despite this acquisition?

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

Absolutely. Yeah.

Michael L. Piken
*Analyst, Cleveland Research Co. LLC*

Q

And then how does this impact potentially your growth plans in international over the next couple of years? Does it sort of slowdown or as you focus on kind of deleveraging and – how do you think about the growth in your international business, which was sort of the other – third key big growth lever?

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

Yeah, that's a great question. So, we're reviewing that today. We've slowed down our China business a bit, and frankly, we're glad we've done that. This could slow that down a bit, but we haven't come to any conclusion there yet. We're still investigating our options and what the whole portfolio would look like. And as we get through the next couple of months and get this deal structured, then we'll have a better idea of how we want to project the CapEx and whether or not we'll slow down any capital going to other parts of the business. But we'll look to optimize this big portfolio in a way that'll create the most shareholder value.

Michael L. Piken
*Analyst, Cleveland Research Co. LLC*

Q

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Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call
Corrected Transcript
09-Jun-2014

Okay. Thank you.

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

You bet.

**Operator**: Thank you. The next question is from Farha Aslam with Stephens, Inc.

**Farha Aslam**
*Analyst, Stephens, Inc.*
Q

Hi. Good morning.

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Hi, Farha.

**Farha Aslam**
*Analyst, Stephens, Inc.*
Q

I wasn't clear on the timing of this transaction. When do you anticipate this deal to close – to be financed and closed?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Hey, all I can tell you about the process is what I answered earlier, and I'll go back through that. There was a process that was defined, that was concluded last night, between us and another bidder. And as a result of that, we submitted a binding offer to acquire Hillshire. Hillshire is under contract with Pinnacle, and they're not permitted to accept our offer until and unless that agreement with Pinnacle is terminated. So, that's really all we can comment about the process.

**Farha Aslam**
*Analyst, Stephens, Inc.*
Q

And then in terms of financing, one, would you sell anything in your portfolio as you review it to fund this transaction? And, two, when you talk about investment grade, was that the 3 times debt-to-EBITDA target that you had that you needed to maintain to be investment-grade kind of – as you talk to your rating agencies, what are they telling you in terms of the leverage you need to maintain? And clearly, I'm trying to back into then, therefore, how much equity would you need to raise?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Yeah, I understand, and a lot of those conversations are – have been happening and continue to happen. And that's a bit fluid as we look at how we're going to structure this. So, everything you've just asked, and I know this will be a little frustrating for you, and I'm sorry, but everything you just asked is on the table, and we're discussing all of that, but I just can't give you the details of where we've landed on that at this point.

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Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call
Corrected Transcript
09-Jun-2014

**Farha Aslam**
*Analyst, Stephens, Inc.*

Q

Okay. And then a final question is, are you anticipating Donnie King to lead the combined Tyson Hillshire organization?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

We put our prepared foods business under Donnie King.

**Farha Aslam**
*Analyst, Stephens, Inc.*

Q

Okay, great. Thank you.

**Operator**: Thank you. The next question is from Tim Tiberio with Miller Tabak.

**Tim J. Tiberio**
*Analyst, Miller Tabak + Co. LLC*

Q

Good morning. Donnie, you mentioned that the expansion in international protein may slow down a bit potentially as a result of this transaction. I guess I'm thinking a little bit more longer term. Obviously, the near term strategic value is you gain number-one and number-two brands in the packaged meat segment in North America. But can you discuss any thoughts that have gone into this transaction as far as potentially taking the Hillshire Brands and expanding the distribution more aggressively internationally over time?

**Donald J. Smith**
*President & Chief Executive Officer, Tyson Foods, Inc.*

A

Yeah, that's a great question. And, yes, we have discussed that. We frankly need to spend some time with the Hillshire team about doing that. We're looking forward to having that conversation as soon as we can. So, let me be, maybe, a bit more clear. We do not see the demand for protein contracting in the future. I think demand worldwide for protein is going to continue to grow at about, say, round numbers, around 2% a year. And we think most of that growth is going to come outside of the U.S. So, international is still a very important part of our future.

But timing plays, certainly, a role here and we don't want to, in any way, leverage our future growth in international with a short-term decision. We always keep a long-term approach. But can you slow certain things down to speed certain things up? Sure. That's the great potential within a portfolio as large as Tyson Foods. We spent a lot of money on our domestic businesses over the last three or four years in excess of our depreciation and amortization. And we've got great assets, and we've got great assets in great shape. And so, there's an ability there, if we need to, to take some of CapEx spend and put it towards debt reduction and not slow our growth down a bit.

This thing in China with demand being all for chicken, we've kind of taken our foot off the accelerator in China a bit, and so some capital that we were going to employ and build in chicken houses, we certainly have that available to us now, and that could go towards debt reduction.

So, it's really about just analyzing the portfolio, creating a strategy, which, by the way, we worked with the board to create a great long-term view of where we want to be five, seven years and beyond. And so, as Covey teaches us, to start with the end in mind, when we keep that long-term vision out in place, then we can manage within the

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Tyson Foods, Inc. (TSN)
Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call
Corrected Transcript
09-Jun-2014

portfolio to create opportunities for ourselves to maximize our – or really optimize our ability to end up where we want to when that time comes.

So, that's really the way we're looking at it. I can't give you the specifics about everything we're going to do over the next year or two inside our portfolio. But the thrust will be in, A, creating shareholder value, and, B, doing what we say we're going to do in terms of staying investment grade and rapidly de -levering this acquisition, so we can be in position to create and take advantage of more opportunities that may come down the road.

---

Tim J. Tiberio
*Analyst, Miller Tabak + Co. LLC*
Q

Great. Thanks for your time.

---

**Operator**: Thank you. I would now like to turn the conference over to Robert Moskow with Credit Suisse.

---

Robert B. Moskow
*Analyst, Credit Suisse Securities (USA) LLC (Broker)*
Q

[Laughter] I'm in charge of the conference call? Great!

I did have one follow-up though. The value of the trimmings and how they're being maximized now is because of you can sell them to Hillshire. The public values, I can see them, they're really, really high. I mean, the price that you're getting already for your trimmings are really high and you have your choice as to who to sell them to, so I guess I was always a little unclear as to why buying Hillshire would then maximize the value of those trimmings further? I mean they 're already saying that they're paying a lot. So, how does this create value by combining the two?

---

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

So, it's really not necessarily about the value of any independent item or commodity . It's about being able to balance the entire carcass and the entire portfolio that creates the value opportunity going forward. So, I hope that helps, Rob.

---

Robert B. Moskow
*Analyst, Credit Suisse Securities (USA) LLC (Broker)*
Q

Okay . I'll follow up. Thanks.

---

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*
A

Okay .

---

**Operator**: Thank you. And I would now like to turn the conference over to Donnie Smith for closing comments.

---

Donald J. Smith
*President & Chief Executive Officer, Tyson Foods, Inc.*

So, as we close, I want to reiterate a couple of things. We're very excited about the opportunity to work with Sean Connolly and this fantastic team that he's assembled. And we also want to say a word of appreciation to the Ty son family and to our board for allowing us this opportunity to pursue this great option and position our company well

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Tyson Foods, Inc. (TSN) Acquisition of The Hillshire Brands Company by Tyson Foods, Inc. Call Corrected Transcript 09-Jun-2014 19 Copyright © 2001-2014 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com to create a lot of shareholder value over time. And so, we look forward to this new chapter in our company, and we appreciate the time and the interest you have in our business. Thank you very much. ............................................................................................................................. ................................................................................................... Operator: Thank you. This does conclude today's conference. Thank you for joining. You may disconnect at this time. Disclaimer The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such informatio n. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information ex pressed herein on this date is subject to change without notice. Any opinions or assertions contained in this i nformation do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein. THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY , INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSS ES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF. The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2014 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.